                                                                   EXHIBIT 10.34


October 29, 1999

Carl Mount
1062 Hedgecroft Place
San Jose, CA  95120

Dear Carl:

         We are pleased to offer you the position of Vice President of Manufacturing and Purchasing for Diedrich Coffee. This is a critical position with our Company that will take responsibility for the total operation of our northern California roasting plant and drive all of our continuing manufacturing and purchasing efforts. Current concepts include Diedrich Coffee, Gloria Jean's, Coffee People and Coffee Plantation.

Our offer is as follows:

o Base salary - $2,692.31 per week (paid on a bi-weekly basis) which equates to $140,000 annually at the completion of one full year of employment

o Incentive/Bonus plan - You will be eligible to participate in our vice presidents incentive plan, up to 25% of your annual base salary, which is paid based upon achievement of fiscal year budgeted income targets for the company and the successful completion of mutually agreed on individual objectives. Because your employment will not span our full fiscal year, we will prorate any award based on the amount of fiscal year remaining as you come on board.

o Stock Options - The Company will issue you options to purchase 20,000 shares of Diedrich Coffee. The strike price of the shares will be the price of the shares on the day the Board approves the shares for issue. Options vest over 3 years at a rate of 33% per year. This benefit is subject to Board approval.

o Signing bonus - a lump sum payment of $19,000, less applicable withholdings, will be made within your initial 30 days of employment.

o Vacation - Based on your experience, you will be entitled to 3 weeks of vacation

o Benefits - You will participate in the company's executive benefits plan. A copy is attached. The benefit program may be modified from time to time.

o   401(k) participation based on current eligibility criteria.

o Employment at will - you may resign at any time and Diedrich Coffee may terminate at any time, with or without cause or notice.

o Termination not for cause - Should your employment be terminated for reasons other than cause (cause meaning willful misconduct, repeated failure to perform duties, fraud or dishonesty, felonious, or criminal acts), you will be entitled to a one-time payment equal to six month's salary.

o Position reports directly to Tim Ryan - Chief Executive Officer of Diedrich Coffee.

o   Start date on of before November 15, 1999.

We look forward to your early response as part of our team and feel you will enjoy the Monterey peninsula as a great place to work. Please confirm your acceptance of this offer by signing and returning an executed copy to Matt Kimble.

Very truly yours,


/s/ TIM RYAN
--------------------------------------
Tim Ryan
Chief Executive Officer, Diedrich Coffee

I accept the position of Vice President of Manufacturing and Purchasing, Diedrich Coffee on the above terms and conditions.


/s/ CARL MOUNT
------------------------------------        ------------------------------------
Carl Mount                                  Date